Exhibit 99.1

Picard / SynCardia Featured on the Cruxx of MedTech Podcast

TUCSON, Ariz. January 13, 2026. Picard Medical, Inc. (NYSE American: PMI) (“Picard” or the “Company”), parent company of SynCardia Systems LLC, maker of the world’s first total artificial heart approved by both the U.S. FDA and Health Canada, today announced the launch of the Cruxx to MedTech Podcast discussing series exploring the SynCardia Total Artificial Heart (STAH) and the next generation, fully implantable Emperor device through the lens of patients and management.

Anchored by a powerful patient survival story, the series highlights the real-world impact of the STAH on patients facing end stage heart failure. The discussion then turns to SynCardia System’s / Picard Medical’s CEO, Patrick NJ Schnegelsberg who outlines the Company’s STAH platform and its next generation fully implantable Emperor system. Management highlights the clear differentiation of STAH compared to other approaches, the Company’s long-term vision to create a true alternative to heart transplantation, and the significant commercial opportunity driven by the global shortage of donor hearts.

The podcast will be available for download and streaming on all major platforms, including Apple Podcasts, Spotify, and Google Podcasts and available directly on Cruxx’s website here: https://www.thisiscruxx.com/content-hub/

About Cruxx

Cruxx is a medical technology search and capital advisory firm on a mission to place MedTech pioneers in transformative roles that help people live longer. With a focus on critical fields such as cardiovascular, surgical robotics, neurotechnology, AI, and digital health, Cruxx partners with founders, executives, and investors to build leadership teams and accelerate life-changing innovation. For information, visit: www.thisiscruxx.com

About Picard Medical and SynCardia

Picard Medical, Inc. is the parent company of SynCardia Systems, LLC (“SynCardia”), the Tucson, Arizona–based leader with the only commercially available total artificial heart technology for patients with end-stage heart failure. SynCardia develops, manufactures, and commercializes the SynCardia Total Artificial Heart (“STAH”), an implantable system that assumes the full functions of a failing or failed human heart. It is the first artificial heart approved by both the FDA and Health Canada, and it remains the only commercially available artificial heart in the United States and Canada. With more than 2,100 implants performed at hospitals across 27 countries, the SynCardia Total Artificial Heart is the most widely used and extensively studied artificial heart in the world.

For additional information about Picard Medical, please visit www.picardmedical.com or review the Company’s filings with the U.S. Securities and Exchange Commission at www.sec.gov.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, http://www.sec.gov.

Contact:

Investors
Eric Ribner
Managing Director
LifeSci Advisors LLC
eric@lifesciadvisors.com

Picard Medical, Inc./SynCardia Systems, LLC
IR@picardmedical.com

General/Media
Brittany Lanza
blanza@syncardia.com